Exhibit 99.1

BridgeBio Reports Second Quarter 2025

Financial Results and Business Updates

- As of August 1, 2025, 3,751 unique patient prescriptions have been written by 1,074 unique prescribers, representing an accelerating launch driven by strong month over month growth in the crucial treatment naïve patient segment

- $110.6 million in total second quarter revenue, comprised of $71.5 million of U.S. Attruby® net product revenue, $1.6 million from royalty revenue, and $37.5 million in license and services revenue

- Attruby’s differentiated clinical profile was further strengthened by new analyses from the ATTRibute-CM study, reinforcing its position as a potentially best-in-class therapy for ATTR-CM patients:

- Statistically significant benefit observed in variant ATTR-CM patients, with a 59% relative risk reduction for time to ACM or first CVH event versus placebo

- A 31.6% relative risk reduction in mortality was associated with a 5-mg/dL increase in serum TTR within 28 days of treatment initiation through Month 30, linking early and increased TTR stabilization with improved clinical outcomes
- Reduction in annual frequency of CVH due to AF/AFL by 43% compared to placebo and the incidence of new-onset AF/AFL by 17% in the subgroup with no prior history of AF compared to placebo

- Last participant last visit achieved with topline results from FORTIFY, the registrational Phase 3 study of BBP-418, an oral glycosylation substrate therapy for LGMD2I/R9 expected in fall 2025, supporting an NDA filing for Accelerated Approval in the U.S.

- Topline results from CALIBRATE, the registrational Phase 3 study of encaleret for ADH1 expected in fall 2025. Approximately 95% of randomized study participants have already entered the long-term extension of the study

- PROPEL 3, the registrational Phase 3 study of infigratinib for children with achondroplasia expects topline results in early 2026. Infigratinib has previously demonstrated best-in-class improvements in annualized height velocity and upper-to-lower body proportionality and was granted Breakthrough Therapy Designation by the FDA

- The Company ended the quarter with $756.9 million in cash, cash equivalents and marketable securities, well capitalized to continue executing on the Attruby launch and to deliver topline results from key Phase 3 trials

- Earnings call followed by question-and-answer period for the analyst and institutional investor community today, August 5th at 4:30 pm ET

PALO ALTO, CA – August 5, 2025 – BridgeBio Pharma, Inc. (Nasdaq: BBIO) (“BridgeBio” or the “Company”), a new type of biopharmaceutical company focused on genetic diseases, today announced its financial results for the second quarter ended June 30, 2025, and provided business updates.

Commercial Progress:
As of August 1, 2025, 3,751 unique patient prescriptions for Attruby have been written by 1,074 unique healthcare providers since FDA approval in November 2024. The second quarter revenue totaled $110.6 million, comprised of $71.5 million of U.S. Attruby net product revenue, $1.6 million from royalty revenue, and $37.5 million in license and services revenue.

“Attruby’s latest results showcase the power of pairing breakthrough scientific excellence with disciplined commercial execution,” said Matt Outten, Chief Commercial Officer of BridgeBio. “Product revenue nearly doubled this quarter, driven by growing adoption across centers of excellence and community physicians. With increasing demand and best-in-class patient access programs, we are confident Attruby will become the standard of care for ATTR-CM, setting the foundation for three additional rare disease launches in 2026 and 2027.”

Pipeline Overview:

Program	Status	Next expected milestone
Acoramidis for ATTR-CM	Approved in U.S., EU, Japan, and UK	New rapidity of response data at ESC Congress in August 2025
BBP-418 for LGMD2I/R9	FORTIFY, Phase 3 study enrollment completed	Topline results in fall 2025
Encaleret for ADH1	CALIBRATE, Phase 3 study enrollment completed	Topline results in fall 2025
Infigratinib for achondroplasia	PROPEL 3, Phase 3 study enrollment completed	Topline results in early 2026
Encaleret for chronic hypoparathyroidism	Phase 2 proof-of-principle study ongoing	Late-stage clinical study to be initiated in 2026
Infigratinib for hypochondroplasia	ACCEL 2/3, Phase 2 study first participant dosed	Enrollment completion for Phase 2 portion in 2H 2025

Key Program Updates:

“The launch of Attruby continues to accelerate, increasing the number of patients’ lives we are able to touch. We remain grateful for the physicians and patients who are partnering with us on both treatment and on new clinical research,” said Neil Kumar, Ph.D., CEO and Founder of BridgeBio. “The next six months will be transformative with Phase 3 readouts across ADH1, LGMD2I/R9, and achondroplasia. We hope these programs will build on Attruby’s success to allow us to become a leading diversified genetic disease company.”

Attruby (acoramidis) – First near-complete (≥90%) transthyretin (TTR) stabilizer for treatment of transthyretin amyloid cardiomyopathy (ATTR-CM):

•
At this year’s Annual Congress of the Heart Failure Association of the European Society of Cardiology, BridgeBio shared a post-hoc analysis of ATTRibute-CM, showing acoramidis reduced the annual frequency of cardiovascular hospitalization due to atrial fibrillation (AF)/atrial flutter (AFL) by 43% compared to placebo and reduced the incidence of new-onset AF/AFL by 17% in the subgroup with no prior history of AF compared to placebo in the overall ATTR-CM population.
•
Findings were published in the Journal of the American College of Cardiology (JACC), showing for each 5-mg/dL increase in serum TTR level within 28 days of starting treatment, the relative risk reduction of mortality was up to 31.6% through Month 30, confirming the hypothesis that ever better levels of stabilization achieved by treatment with acoramidis lead to ever better clinical outcomes.

ATTRibute-CM is the only study to demonstrate a direct association between a prompt, sustained increase in serum TTR and survival in patients with ATTR-CM.
•
In May 2025, the first asymptomatic participant with a known pathogenic TTR variant, that may lead to transthyretin amyloid disease (either cardiomyopathy, ATTR-CM, polyneuropathy, ATTR-PN, or both) was dosed in ACT-EARLY with acoramidis. ACT-EARLY is the first ever primary prevention study for ATTR, testing the hypothesis that prophylactic treatment of asymptomatic carriers of a pathogenic TTR variant with the near-complete TTR stabilizer, acoramidis, could delay the onset or prevent the development of variant ATTR (ATTRv), also known as hereditary ATTR (hATTR).
•
More data on Attruby will be shared at the European Society of Cardiology (ESC) Congress in August 2025 and at additional medical meetings in the second half of 2025.

BBP-418 – Glycosylation substrate for limb-girdle muscular dystrophy type 2I/R9 (LGMD2I/R9):

•
FORTIFY, the Phase 3 clinical trial of BBP-418 in LGMD2I/R9, a rare genetic disorder caused by variants in the fukutin‑related protein (FKRP) gene that results in progressive muscle degeneration and damage, and eventual loss of functional independence, is fully enrolled with 112 participants. The trial is the largest prospective interventional study to ever be conducted in LGMD2I/R9.
•
The study includes a planned interim analysis at 12 months focused on assessing a surrogate endpoint biomarker (glycosylated alpha-dystroglycan) to support a potential Accelerated Approval in the U.S.
•
Last participant last visit has been achieved, and the topline results of the interim analysis cohort are expected in fall 2025.
•
An open-label Phase 2 clinical trial of BBP-418 in LGMD2I/R9 resulted in an approximate doubling of glycosylated alpha-dystroglycan (αDG) levels, a sustained decrease of ≥70% in serum creatine kinase (CK), and stabilization of ambulatory measures, in contrast to the progressive decline observed in natural history.
•
If successful, BBP-418 would be the first approved therapy for individuals living with LGMD2I/R9.

Encaleret – Calcium-sensing receptor (CaSR) antagonist for autosomal dominant hypocalcemia type 1 (ADH1) and chronic hypoparathyroidism:

•
CALIBRATE, the Phase 3 clinical trial of oral encaleret in ADH1, a genetic form of hypoparathyroidism, is fully enrolled with 71 participants. The registrational study is the largest prospective interventional study to ever be conducted in ADH1.
•
BridgeBio expects topline results of CALIBRATE in the fall 2025.
•
If successful, encaleret would be the first approved therapy for individuals living with ADH1.
•
Dosing completed in a Phase 2 proof-of-principle clinical trial of encaleret in participants with hypoparathyroidism, which resulted in 80% of N=10 study participants achieving concomitant normal blood and urine calcium within 5 days. The Company intends to advance development of encaleret to enable registration in chronic hypoparathyroidism.
•
Newly published findings from analyses of academic biobanks confirm previously cited estimates of ADH1 prevalence to be approximately 1 in 25,000. (source: American Journal of Human Genetics)

Infigratinib – FGFR1-3 inhibitor for achondroplasia and hypochondroplasia:

•
PROPEL 3, the Phase 3 clinical trial of infigratinib in achondroplasia, the most common form of disproportionate short stature, is fully enrolled with 114 participants randomized.
•
BridgeBio expects topline results of PROPEL 3 in early 2026.
•
BridgeBio has reached regulatory alignment with the FDA on the clinical development plan for infigratinib in children with achondroplasia from birth to less than 3 years old. Based on the discussion,

the Company expects to initiate clinical development in this important age range by the end of the year.
•
The first participant in the Phase 2 portion of ACCEL 2/3 in hypochondroplasia was dosed in April 2025 and the Company expects to fully enroll the study for the Phase 2 portion in the second half of 2025.
•
In achondroplasia, infigratinib has received Breakthrough Designation from the U.S. Food and Drug Administration, Orphan Drug Designation, Fast Track Designation, and Rare Pediatric Disease Designation. To date, in hypochondroplasia, infigratinib has received Orphan Drug Designation from the U.S. Food and Drug Administration and Fast Track Designation.
•
If successful, infigratinib would be the first approved oral therapy option for children living with achondroplasia and hypochondroplasia.

Corporate Updates:

•
BridgeBio received $300 million from the partial and capped sale of a portion of royalties due to the Company on sales of BEYONTTRA in Europe to HealthCare Royalty (HCRx) and funds managed by Blue Owl Capital (Blue Owl).
•
BridgeBio received a regulatory-related milestone cash payment of $30 million from Alexion for the Japan approval of BEYONTTRA.

Financial Updates:

Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities totaled $756.9 million as of June 30, 2025, compared to cash and cash equivalents of $681.1 million as of December 31, 2024. The $75.8 million net increase is primarily attributable to net proceeds of $563.0 million received from the issuance of the 2031 Notes in February 2025 and net proceeds of $297.0 million received from the execution of the Royalty Interest Purchase and Sale Agreement with HCRx and Blue Owl in June 2025. These increases were partially offset by net cash used in operating activities of $279.9 million for the first half of 2025, repayment of the Company’s previous term loan under the credit facility (including prepayment fees) of $459.0 million in February 2025, and the repurchase of common stock of $48.3 million using proceeds from the 2031 Notes in February 2025.

Total Revenues, Net

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
License and services revenue	$37,440	$2,168	$117,130	$213,288
Net product revenue	71,501	—	108,240	—
Royalty revenue	1,624	—	1,828	—
Total revenues, net	$110,565	$2,168	$227,198	$213,288

Total revenues, net for the three months ended June 30, 2025, were $110.6 million compared to $2.2 million for the same period in the prior year. The $108.4 million increase in total revenues, net was due to a $71.5 million increase in net product revenue for our commercial product, Attruby, a $35.3 million increase in license and services revenue largely due to the $30.0 million regulatory milestone recognized under the license agreement with Alexion upon pricing approval of BEYONTTRA from the National Health Insurance in Japan in May 2025, and a $1.6 million increase in royalty revenue earned on net product sales of BEYONTTRA in the EU and Japan.

Total revenues, net for the six months ended June 30, 2025, were $227.2 million compared to $213.3 million for the same period in the prior year. The $13.9 million increase in total revenues, net was due to a $108.2 million increase in net product revenue for our commercial product, Attruby, a $1.8 million increase in royalty revenue earned on net product sales of BEYONTTRA, partially offset by a $96.1 million decrease in license and services revenue. The decrease in license and services revenue was primarily due to lower upfront payments recognized from our exclusive license agreements with our collaboration partners, partially offset by an increase in regulatory milestones recognized upon approval of BEYONTTRA in the EU and pricing approval in Japan.

Operating Costs and Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Total cost of revenues	$3,653	$598	$6,292	$1,196
Research and development	111,231	114,695	222,662	255,667
Selling, general and administrative	129,154	59,523	235,519	125,330
Restructuring, impairment and related charges	805	2,891	1,375	6,291
Total operating costs and expenses	$244,843	$177,707	$465,848	$388,484

Operating costs and expenses for the three months ended June 30, 2025 were $244.8 million compared to $177.7 million for the same period in the prior year. The $67.1 million increase in operating costs and expenses was primarily driven by a $69.6 million increase in selling, general and administrative expenses (“SG&A”) largely reflecting the Company’s investments in support of the commercial launch and ongoing activities of Attruby. The increase was partially offset by a $3.5 million decrease in research and development expenses (“R&D”) primarily due to the divestiture of two early-stage R&D affiliates in 2024, whose expenses are no longer reflected in the current period. This offset was partially mitigated by higher R&D expenses associated with the advancement of the Company’s R&D pipeline.

Operating costs and expenses for the six months ended June 30, 2025 were $465.8 million compared to $388.5 million for the same period in the prior year. The $77.3 million increase in operating costs and expenses was primarily driven by a $110.2 million increase in SG&A largely reflecting the Company’s investments to support the commercial launch and ongoing activities of Attruby. The increase was partially offset by a $33.0 million decrease in R&D, primarily due to the divestiture of two early-stage R&D affiliates in 2024, whose expenses are no longer reflected in the current period.

Stock-based compensation expenses included in operating costs and expenses for the three months ended June 30, 2025 were $37.3 million, of which $23.2 million is included in SG&A expenses, $14.0 million is included in R&D expenses, and $0.1 million is included in cost of goods sold. Stock-based compensation expenses included in operating costs and expenses for the same period in 2024 were $21.5 million, of which $16.5 million was included in SG&A expenses and $4.9 million was included in R&D expenses, and $0.1 million was included in restructuring, impairment and related charges.

Stock-based compensation expenses included in operating costs and expenses for the six months ended June 30, 2025 were $66.7 million, of which $41.2 million is included in SG&A expenses, $25.3 million is included in R&D expenses, and $0.2 million is included in cost of goods sold. Stock-based compensation expenses included in operating costs and expenses for the same period in the prior year were $50.3 million, of which $32.5 million was included in SG&A expenses and $17.7 million was included in R&D expenses, and $0.1 million was included in restructuring, impairment and related charges.

Total Other Income (Expense), Net

Total other income (expense), net for the three and six months ended June 30, 2025, was ($47.4) million and ($112.6) million, respectively, compared to $100.0 million and $63.5 million, respectively, for the same periods in the prior year.

The change in total other income (expense), net of $147.4 million for the three months ended June 30, 2025, compared to 2024 was primarily due to a decrease in gain on deconsolidation of a subsidiary of $126.3 million, an increase in interest expense of $14.7 million, and an increase in net loss from equity method investments of $12.3 million.

The change in total other income (expense), net of $176.1 million for the six months ended June 30, 2025, compared to 2024 was primarily due to a decrease in gain on deconsolidation of a subsidiary of $126.3 million, an increase in interest expense of $33.4 million, and an increase in net loss from equity method investments of $27.8 million; partially offset by a decrease in losses on extinguishments of debt of $5.4 million.

Net Loss Attributable to Common Stockholders of BridgeBio and Net Loss per Share

For the three and six months ended June 30, 2025, the Company recorded a net loss attributable to common stockholders of BridgeBio of $181.9 million and $349.3 million, respectively, compared to $73.5 million and $108.7 million, respectively, for the same periods in the prior year.

For the three months ended June 30, 2025, the Company reported a net loss per share of $0.95 and $1.84, respectively, compared to $0.39 and $0.59, respectively, for the same periods in the prior year.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenues:
License and services revenue	$37,440	$2,168	$117,130	$213,288
Net product revenue	71,501	—	108,240	—
Royalty revenue	1,624	—	1,828	—
Total revenues, net	110,565	2,168	227,198	213,288
Operating costs and expenses:
Cost of revenues:
Cost of license, services and royalty revenue	805	598	1,410	1,196
Cost of goods sold	2,848	—	4,882	—
Total cost of revenues	3,653	598	6,292	1,196
Research and development	111,231	114,695	222,662	255,667
Selling, general and administrative	129,154	59,523	235,519	125,330
Restructuring, impairment and related charges	805	2,891	1,375	6,291
Total operating costs and expenses	244,843	177,707	465,848	388,484
Loss from operations	(134,278)	(175,539)	(238,650)	(175,196)
Other income (expense), net:
Interest income	3,898	5,195	9,283	9,270
Interest expense	(37,637)	(22,937)	(79,778)	(46,408)
Gain on deconsolidation of a subsidiary	—	126,294	—	126,294
Losses on extinguishments of debt	—	—	(21,155)	(26,590)
Net loss from equity method investments	(20,189)	(7,925)	(35,745)	(7,925)
Other income (expense), net	6,548	(632)	14,779	8,851
Total other income (expense), net	(47,380)	99,995	(112,616)	63,492
Loss before income taxes	(181,658)	(75,544)	(351,266)	(111,704)
Income tax expense	2,100	—	2,100	—
Net loss	(183,758)	(75,544)	(353,366)	(111,704)
Net loss attributable to redeemable convertible noncontrolling interests and noncontrolling interests	1,855	2,088	4,041	3,032
Net loss attributable to common stockholders of BridgeBio	$(181,903)	$(73,456)	$(349,325)	$(108,672)
Net loss per share, basic and diluted	$(0.95)	$(0.39)	$(1.84)	$(0.59)
Weighted-average shares used in computing net loss per share, basic and diluted	190,517,215	187,586,680	190,332,261	183,145,995

	Three Months Ended June 30,		Six Months Ended June 30,
Stock-based Compensation	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Cost of goods sold	$126	$—	$217	$—
Research and development	14,000	4,937	25,255	17,716
Selling, general and administrative	23,213	16,471	41,211	32,542
Restructuring, impairment and related charges	—	43	46	43
Total stock-based compensation	$37,339	$21,451	$66,729	$50,301

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$756,892	$681,101
Accounts receivable, net	76,868	4,722
Inventories	18,277	—
Prepaid expenses and other current assets	60,240	34,869
Investment in nonconsolidated entities	108,002	143,747
Property and equipment, net	6,107	7,011
Operating lease right-of-use assets	6,186	5,767
Intangible assets, net	29,513	23,926
Other assets	18,105	18,195
Total assets	$1,080,190	$919,338
Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders’ Deficit
Accounts payable	$26,134	$9,618
Accrued and other current liabilities	134,398	125,672
Operating lease liabilities	8,807	9,202
Deferred revenue	25,207	31,699
2031 Notes, net	563,597	—
2029 Notes, net	739,874	738,872
2027 Notes, net	546,088	545,173
Term loan, net	—	437,337
Deferred royalty obligations, net	813,959	479,091
Other long-term liabilities	545	286
Redeemable convertible noncontrolling interests	(445)	142
Total BridgeBio stockholders' deficit	(1,787,860)	(1,467,904)
Noncontrolling interests	9,886	10,150
Total liabilities, redeemable convertible noncontrolling interests and stockholders’ deficit	$1,080,190	$919,338

(1)	The condensed consolidated financial statements as of and for the year ended December 31, 2024 are derived from the audited consolidated financial statements as of that date.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net loss	$(353,366)	$(111,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	63,123	38,511
Losses on extinguishments of debt	21,155	26,590
Accretion of debt	53,106	3,683
Depreciation and amortization	2,601	3,170
Noncash lease expense	2,230	2,093
Net loss from equity method investments	35,745	7,925
Gain on deconsolidation of a subsidiary	—	(126,294)
Gain from investment in equity securities, net	—	(8,136)
Dividend from investment in equity securities	(2,302)	—
Other noncash adjustments, net	(5,464)	(1,911)
Changes in operating assets and liabilities:
Accounts receivable, net	(72,146)	1,091
Inventory	(16,582)	—
Prepaid expenses and other current assets	(22,745)	(6,506)
Other assets	(174)	942
Accounts payable	16,516	8,858
Accrued compensation and benefits	(15,637)	(8,378)
Accrued research and development liabilities	(2,977)	7,067
Operating lease liabilities	(3,117)	(2,981)
Deferred revenue	(6,491)	22,236
Other current liabilities	26,609	(1,090)
Net cash used in operating activities	(279,916)	(144,834)
Investing activities:
Purchases of marketable securities	(7,908)	(93,811)
Maturities of marketable securities	—	55,000
Purchases of investments in equity securities	—	(20,271)
Proceeds from sales of investments in equity securities	—	63,229
Proceeds from special cash dividends received from an investment in equity securities	—	25,682
Payment for intangible assets	(6,095)	(3,190)
Purchases of property and equipment	(594)	(749)
Decrease in cash and cash equivalents resulting from deconsolidation of subsidiaries	—	(98)
Net cash provided by (used in) investing activities	(14,597)	25,792
Financing activities:
Proceeds from issuance of 2031 Notes	575,000	—
Issuance costs and discounts associated with 2031 Notes	(12,034)	—
Repurchase of common stock	(48,276)	—
Proceeds from royalty obligation under Royalty Purchase Agreement	300,000	—
Issuance costs associated with royalty obligation under Royalty Purchase Agreement	(2,012)	—
Proceeds from term loan under Amended Financing Agreement	—	450,000
Issuance costs and discounts associated with term loan under Amended Financing Agreement	—	(15,986)
Repayment of term loans	(459,000)	(473,417)
Repayment of deferred royalty obligation	(2,005)	—
Proceeds from issuance of common stock through public offerings, net	—	314,759
Proceeds from common stock issuances under employee stock purchase plan (ESPP)	3,237	2,364
Proceeds from stock option exercises, net of repurchases	9,680	778
Transactions with noncontrolling interests	1,550	—
Repurchase of restricted stock unit (RSU) shares to satisfy tax withholding	(3,771)	(4,679)
Net cash provided by financing activities	362,369	273,819
Net increase in cash, cash equivalents and restricted cash	67,856	154,777
Cash, cash equivalents and restricted cash at beginning of period	683,244	394,732
Cash, cash equivalents and restricted cash at end of period	$751,100	$549,509

	Six Months Ended June 30,
	2025	2024
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$23,271	$49,046
Cash paid for income taxes	$1,153	$—
Supplemental Disclosures of Noncash Investing and Financing Information:
Recognized intangible asset recorded to "Other current liabilities"	$2,400	$—
Unpaid public offering issuance costs	$—	$18
Deferred and unpaid issuance costs recorded to “Other current liabilities”	$998	$74
Unpaid property and equipment	$—	$70
Transfers to noncontrolling interests	$(1,640)	$(1,929)
Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$748,953	$407,958
Restricted cash — Included in “Prepaid expenses and other current assets”	449	139,409
Restricted cash — Included in “Other assets”	1,698	2,142
Total cash, cash equivalents and restricted cash at end of periods shown in the condensed consolidated statements of cash flows	$751,100	$549,509

Webcast Information
BridgeBio will host its quarterly earnings call and simultaneous webcast on Tuesday, August 5, 2025 at 4:30 pm ET. To access the live webcast of BridgeBio’s presentation, please visit the “Events” page within the Investors section of the BridgeBio website at https://investor.bridgebio.com/news-and-events/event-calendar or register online using the following link, https://events.q4inc.com/attendee/951604231. A replay of the conference call and webcast will be archived on the Company’s website and will be available for at least 30 days following the event.

About Attruby™ (acoramidis)

INDICATION

Attruby is a transthyretin stabilizer indicated for the treatment of the cardiomyopathy of wild-type or variant transthyretin-mediated amyloidosis (ATTR-CM) in adults to reduce cardiovascular death and cardiovascular-related hospitalization.

IMPORTANT SAFETY INFORMATION

Adverse Reactions

Diarrhea (11.6% vs 7.6%) and upper abdominal pain (5.5% vs 1.4%) were reported in patients treated with Attruby versus placebo, respectively. The majority of these adverse reactions were mild and resolved without drug discontinuation. Discontinuation rates due to adverse events were similar between patients treated with Attruby versus placebo (9.3% and 8.5%, respectively).

About BridgeBio Pharma, Inc.
BridgeBio Pharma, Inc. (BridgeBio) is a new type of biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn, Twitter and Facebook.

BridgeBio Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “remains,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

These forward-looking statements, including express and implied statements relating to the Company’s expectations regarding the commercial success of Attruby and BEYONTTRA, including the potential for Attruby to become the standard of care for ATTR-CM; the Company’s clinical trials, including the timing of the new rapidity of response data at ESC Congress, and the timing of the last participant–last visit and topline results for each of FORTIFY, CALIBRATE and PROPEL 3; the timing of the Company’s late-stage clinical study for encaleret; the anticipated timing for enrollment completion for ACCEL 2/3; the potential of acoramidis to be used to delay the onset of, or prevent ATTR; the potential for encaleret to become the first approved treatment for ADH1; the potential for infigratinib to become a new treatment for achondroplasia and hypochondroplasia; the Company’s anticipated funding of its current operations; and the Company’s expectations regarding reaching regulatory and commercial milestones and receipt of milestone payments, among others, reflect our current views about our plans, intentions, expectations and strategies, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, initial and ongoing data from our preclinical studies and clinical trials not being indicative of final data, the potential size of the target patient populations our product candidates are designed to treat not being as large as anticipated, the design and success of ongoing and planned clinical trials, future regulatory filings, approvals and/or sales, despite having ongoing and future interactions with the FDA or other regulatory agencies to discuss potential paths to registration for our product candidates, the FDA or such other regulatory agencies not agreeing with our regulatory approval strategies, components of our filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted, the continuing success of our collaborations, our ability to obtain additional funding, including through less dilutive sources of capital than equity financings, potential volatility in our share price, the impacts of current macroeconomic and geopolitical events, including changing conditions from hostilities in Ukraine and in Israel and the Gaza Strip, increasing rates of inflation and changing interest rates, and the recently announced tariffs, on business operations and expectations, as well as those risks set forth in the Risk Factors section of our most recent Annual Report on Form 10-K, and the Risk Factors section in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 29, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time.

These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Media Contact:
Bubba Murarka, Executive Vice President, Corporate Development
contact@bridgebio.com
(650)-789-8220

BridgeBio Investor Contact:

Chinmay Shukla, Senior Vice President, Strategic Finance & Investor Relations
ir@bridgebio.com